EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stewardship Financial Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-20699 and 333-54738 on Form S-3 and Nos. 333-20793, 333-31245, and 333-87842 on Form S-8 of Stewardship Financial Corporation of our report dated March 29, 2006, with respect to the consolidated statement of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 Annual Report on Form 10-K of Stewardship Financial Corporation.

/s/ KPMG LLP

Short Hills, New Jersey
March 28, 2007